Exhibit 10.2

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	VISTA GOLD HOLDINGS, INC.	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

September 8, 2006

Mr. Scott Caldwell

2765 Spirit Rock Trail

Reno, NV 89511

Re: Consulting Services Contract

Dear Scott:

This letter agreement (“Agreement”) establishes the terms and conditions under which Scott Caldwell (“Consultant”) agrees to perform Consulting Services (“Services”) for Vista Gold Holdings, Inc. (“Company”).

1.	The Services to be performed by Consultant involve duties as are described in Exhibit A.

2.	All Services hereunder will be performed in accordance with sound and generally accepted industry practices. Consultant shall exercise all reasonable skill, care, and diligence in the performance of the Services covered by this Agreement. The Consultant will comply with all laws and regulations of any jurisdiction that the Consultant works in performing the Services.

3.	As compensation for Services performed by Consultant hereunder, Company will pay Consultant at the rate of U.S.$1000.00 per day. The Consultant will invoice the Company monthly for the Services provided under this agreement.

4.	Consultant shall not be entitled to health insurance, workmen’s compensation insurance, disability insurance or any other insurance protection provided by or through the Company, nor shall Consultant be entitled to participate in any benefit programs or plans applicable to the Company’s employees.

5.	Consultant will be responsible for payment of all income taxes and other taxes on the total income received by Consultant hereunder.

6.	The Company will reimburse the Consultant for expenses incurred in performing the Services. Monthly, or more frequently at Consultant’s discretion, Consultant will submit an itemized expense statement with substantiating documents. This statement shall be paid by Company within fifteen (15) days after receipt and acceptance by Company.

7.	Company shall have the right to audit all records and accounts of Consultant relating to any materials, supplies, and services actually furnished hereunder by Consultant. This right of the Company to audit shall survive the termination of this Agreement for a period of one year following the end of the calendar year in which this Agreement is terminated.

8.	The term of this Contract will expire when one of the following events occur or in Paragraph 8 below:

a.	Allied Nevada Gold Corp. (“Allied”) is established, funded and has made an acceptable offer of employment to the Consultant.

b.	The Consultant decides not to accept an offer of employment by Allied.

c.	The Company decides at its sole discretion that the spin-off of its Nevada properties into a new public company known as Allied is not in the Company’s best interest and decides to terminate activities in this regard.

9.	This Agreement may be terminated at any time by the Company if the Consultant fails to perform the Services in a satisfactory manner, with a reasonable allowance for the wind up of activities of Consultant. In the event of such termination, the Company shall be liable to pay only the amounts which have accrued and owed up to the date of completion of wind up activities.

10.	All information and data developed or received by Consultant or prepared by Consultant in connection with its performance hereunder, from whatever source, including third parties, Company, its shareholders, affiliates or employees, relating to its activities hereunder shall be the property of the Company and shall be kept strictly confidential by Consultant and shall not be copied or given, delivered or revealed by Consultant to any other person, firm, corporation, or other entity except with prior written permission of an officer of the Company. This obligation shall survive termination of this Agreement but in no event should exceed more than a one year term from the date of termination of this Agreement. This clause specifically excludes information already in possession of Consultant prior to initiation of this contract or information already in the public domain.

11.	In rendering its services hereunder, Consultant shall be an independent contractor and not an employee or agent or representative of Company, its shareholders or its affiliates or co-venturer(s), and Consultant shall not hold itself out as any such employee, representative or agent or make any representation to create such an impression. Consultant shall not be entitled to participate in the employee benefit programs of Company, or its shareholders or affiliates. Consultant shall have no authority to make any contract or agreement for or on behalf of, or otherwise commit, Company, its shareholders or its affiliates.

12.	Consultant shall, during the term of this Agreement, comply with the following policy and classifications of insurance and the policy shall not be terminated or materially amended until after the insurer has given at least thirty (30) days written notice to Company.

a.	Consultant shall keep and maintain comprehensive automobile liability insurance with bodily injury limits of not less than $250,000 for each person and $500,000 for each occurrence, and property damage with a limit of not less than $50,000 for each accident.

13.	The rights and obligations hereunder are deemed to be personal to Consultant and shall not be delegated, subcontracted or assigned to any other person or entity without the prior written approval of the Company.

14.	All notices, consents, and communications required or permitted under this Agreement shall be in writing and shall be deemed effective when hand delivered or sent by certified mail, return receipt requested, or sent by electronic communication (facsimile), and correctly addressed as follows:

If to Consultant	Scott Caldwell
2765 Spirit Rock Trail
Reno, NV 89511

If to Company	Mike Richings
Vista Gold Holdings, Inc.
7961 Shaffer Parkway, Suite 5
Littleton, Colorado 80127

All notices shall be effective and shall be deemed delivered on the day of actual receipt.

15.	This Agreement shall be construed and interpreted under the laws of the state of Colorado. Any disputes, which the parties are unable to resolve, shall be settled by arbitration pursuant to the rules of the American Arbitration Association. Any award rendered pursuant thereto shall be final and binding on the parties and may be entered in any court having jurisdiction.

16.	This Agreement constitutes the entire agreement between the parties related to its subject matter. It supersedes all prior proposals, agreements, understandings, representations, and conditions. It may not be changed or amended except by a writing signed on behalf of both parties.

17.	If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.

If Consultant concurs with the foregoing, please accept and approve this letter by signing at the place designated below and by returning the original of this letter duly signed.

COMPANY:

BY	/s/ Michael B. Richings
Michael B. Richings President and CEO

ACCEPTED AND APPROVED THIS 8th day of September, 2006

CONSULTANT:

BY	/s/ Scott Caldwell
Scott Caldwell

Exhibit A

Services to Be Performed by Consultant

1. The Services to be performed by Consultant are as follows:

Assist as required in the formation of the new public company “Allied.” This work will include but will not be limited to the following:

•	Provide support for the preparation of required documentation for the public listing of Allied.

•	Prepare initial “Road Show” presentation and other materials for Allied.

•	Begin preparations for the establishment of the Allied office located in Reno, Nevada.

•	Recruit required personnel for the running of the business. Offers to be contingent upon the close of financing.

•	Finalize the “90 Day Plan.”

•	Develop a draft five-year “Strategic Business Plan.”

•	Develop Goals and Objectives consistent with the 90 Day Plan and Strategic Business Plan.

•	Design compensation and benefit plans for Allied.